UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 18, 2010

VOIS INC.

(Exact name of registrant as specified in its charter)

Florida	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8709 Hunters Green Dr, Ste 300, Tampa, FL	33647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 907-3009

4126 Leonard Drive, Fairfax, VA 22030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2010, Mr. Robert Druzak, Chief Executive Officer and a member of the Board of Directors of VOIS Inc. resigned his positions as an executive officer and director of the company. The Board of Directors appointed Mr. William “Bill” Marginson to the Board to fill the vacancy resulting from Mr. Druzak’s resignation and appointed Mr. Marginson President and Chief Executive Officer of VOIS. There were no disagreements between the company and Mr. Druzak on any matter. Mr. Druzak will continue to act as a consultant and advisor to the Company.

Biographical information for Mr. Marginson is as follows:

William Marginson. Mr. Marginson is currently the vice president of Retail Services at Solutions Management, LLC. He was also a founding partner of LSM Mortgage, Inc./Sandcastle Title, Inc. of Tampa, Florida. Prior to founding LSM Mortgage, he served in senior management positions in the retail industry for 27 years, including serving as president of Clearwater Mattress Company and serving as CEO of The Wiz electronics retailer. In addition, Mr. Marginson was the co-founder of Yes Appliances and Furniture Co. Inc. and has also held senior positions with The Garr Consulting Group, Montgomery Ward, and Zayre Discount Department Stores. Mr. Marginson currently serves on the Board of Directors of Hasco Medical, Inc.

Mr. Marginson was an officer in the U.S. Army, and holds an MBA in Management and Finance, with distinction, from Babson College, and a B.S. in Business Economics from the University of Rhode Island.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS INC.

Date: March 18, 2010	By:	/s/ Robert Druzak
Robert Druzak,
Chief Executive Officer and President